(d)(21)

                                 AMENDMENT NO. 2
                                       TO
                          INVESTMENT ADVISORY AGREEMENT

                             THE GLENMEDE FUND, INC.
                          (CORE FIXED INCOME PORTFOLIO)
                           (LARGE CAP VALUE PORTFOLIO)
                          (STRATEGIC EQUITY PORTFOLIO)
                            (INTERNATIONAL PORTFOLIO)
                           (GOVERNMENT CASH PORTFOLIO)
                           (TAX EXEMPT CASH PORTFOLIO)

      The Investment Advisory Agreement dated October 25, 1988, as amended, by and between The Glenmede Fund, Inc. (the "Fund") and Glenmede Advisers, Inc. (the "Agreement") is hereby amended effective as of August 1, 2005 as follows:


      Paragraph 3, COMPENSATION OF THE ADVISER, is amended and restated in its entirety as follows:

            3. COMPENSATION OF THE ADVISER

      For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date hereof, the following Portfolios will each pay the Adviser and the Adviser will accept as full compensation therefor, a fee computed daily and paid monthly (in arrears), at the following annual rate of the average daily net assets held in the respective Portfolio:

                                                                          Rate
                                                                          ----
      Core Fixed Income (formerly, the Intermediate Government) .......    .35%
      International Portfolio .........................................    .75%
      Large Cap Value (formerly, the Model Equity) ....................    .55%
      Strategic Equity (formerly, the Equity) .........................    .55%


      The Fund will pay no investment advisory fees to the Adviser for the services rendered by the Adviser under this Agreement with respect to the Government Cash and Tax-Exempt Cash Portfolios. However, it is understood that each shareholder of the Government Cash and Tax-Exempt Cash Portfolio will be required to have a pre-existing relationship with the Adviser under which the Adviser provides investment advisory, personal trust, estate, custodian or other services to such shareholder on an individual basis. The shareholder will pay a fee directly to the Adviser based on the services provided by the Adviser and the total assets of the shareholder managed by the Adviser, including the portion of such assets invested in the Government Cash or Tax-Exempt Cash Portfolio of the Fund.

      Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

      Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their officers designated below as of August 1, 2005.

                             THE GLENMEDE FUND, INC.

                             By: /s/ Mary Ann B. Wirts
                                ------------------------
                                Title: President

                             GLENMEDE ADVISERS, INC.

                             By: /s/ Kimberly C. Osborne
                                ------------------------
                                Title: Vice President


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